Exhibit 99.1

News Release

Southeastern Banking Corporation Reports First Quarter 2010 Earnings

DARIEN, GA, April 29, 2010/ — Southeastern Banking Corporation (OTC Bulletin Board: SEBC) today announced its earnings results for the quarter ended March 31, 2010 compared to the corresponding period last year.

•	A net loss approximating $1,172,000 was recognized for the 2010 first quarter, compared to net income of $638,000 for the 2009 first quarter.

Major variances in the 2010 – 2009 comparative results included:

•	$2,045,000 increase in the provision for loan losses to address loan quality issues;

•

$559,000 reduction in net interest income due to an increase in nonaccrual loans and lower average balances on higher-yielding earning assets, specifically loans and investment securities, offset by a reduction in interest expense on deposits and other borrowed funds;

•	$0 net gain on sales of investment securities available-for-sale year-to-date in 2010 versus $197,871 in 2009; and

•	$1,033,000 reduction in income tax expense.

Southeastern Banking Corporation (the Company), with assets of $427 million, is a financial services company with operations in southeast Georgia and northeast Florida. Southeastern Bank (SEB), the Company’s bank subsidiary chartered in 1888, offers a full line of commercial and retail services to meet the financial needs of its customer base through its seventeen branch locations and ATM network. Services offered include traditional deposit and credit services, long-term mortgage originations, and credit cards. SEB also offers 24-hour delivery channels, including internet and telephone banking, and provides insurance and investment brokerage services. The Company is headquartered in Darien, Georgia. More information on the Company and its subsidiaries can be obtained through SEB’s website at www.southeasternbank.com or through periodic filings with the Securities & Exchange Commission at www.sec.gov.

Media Contact: Alyson G. Beasley, Vice President & Treasurer, Southeastern Banking Corporation at 912.437.4141.